Exhibit 15.1




The Board of Directors and Stockholders
Maverick Tube Corporation

We are aware of the  incorporation  by reference in the  Registration  Statement
(Form S-8) pertaining to the Maverick Tube Corporation 2004 Omnibus Incentive Plan and the Maverick Tube Corporation 2004 Stock Incentive Plan for Non-Employee Directors of our report dated April 30, 2004, with respect to the unaudited condensed consolidated interim financial statements of Maverick Tube Corporation that are included in its Form 10-Q for the quarter ended March 31, 2004, filed with the Securities and Exchange Commission.




                                            /s/ Ernst & Young LLP


St. Louis, Missouri
May 11, 2004